Exhibit 4.1

VALARIS PLC

Description of 4.875% Senior Notes due 2022 (the “2022 Notes”), 4.75% Senior Notes due 2024 (the “2024 Notes”), 7.375% Senior Notes due 2025 (the “2025 Notes”), 5.4% Senior Notes due 2042 (the “2042 Notes”) and 5.85% Senior Notes due 2044 (the “2044 Notes” and, together with the 2022 Notes, the 2024 Notes, the 2025 Notes and the 2042 Notes, the “notes”)

The following summary of the above-referenced notes of Valaris plc (the “Company”) is based on and qualified by the Indenture, dated as of July 21, 2009, between the Company (as successor to Rowan Companies, Inc.) and U.S. Bank National Association, as trustee (the “trustee”), as supplemented with applicability to the notes (the “indenture”). For a complete description of the terms and provisions of the notes, refer to the indenture and the forms of notes, which are filed as exhibits to this Registration Statement on Form 8-A. Throughout this exhibit, references to “Valaris,” “we,” “our” and “us” refer to Valaris plc and not to any of its subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “—Definitions” and in other parts of this description.

General

The notes are:

•	general unsecured, senior obligations of Valaris;

•	pari passu in right of payment with all existing and future senior Indebtedness of Valaris;

•	senior in right of payment to all future subordinated Indebtedness of Valaris;

•	effectively junior to Valaris’s secured Indebtedness, if any, to the extent of the value of the assets of Valaris constituting collateral securing that Indebtedness; and

•	effectively junior in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, of Valaris’s Subsidiaries (other than Indebtedness and liabilities owed to us).

Our subsidiaries have not guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Principal, Maturity and Interest

The notes were issued in aggregate principal amounts of:

•	$700 million for the 2022 Notes;

•	$400 million for each of the 2024 Notes, 2042 Notes and 2044 Notes; and

•	$500 million for the 2025 Notes.

The indenture provides that, subject to compliance with the covenants described in “—Restrictive Covenants,” we may issue additional notes of a series without limitation as to aggregate principal amount (the “Additional Notes” of such series).

If we issue any Additional Notes of a series, those Additional Notes will have terms and conditions identical (except for the issue date, price to the public and, if applicable, initial interest payment date) to the outstanding notes of such series, will be treated as part of the same series of debt securities as the outstanding notes of such series and will vote on all matters with the outstanding notes of such series.

The notes will mature on:

•	June 1, 2022 for the 2022 Notes;

•	January 15, 2024 for the 2024 Notes;

•	June 15, 2025 for the 2025 Notes;

•	December 1, 2042 for the 2042 Notes; and

•	January 15, 2044 for the 2044 Notes.

Interest on the notes accrues at the rate of:

•	4.875% per annum for the 2022 Notes;

•	4.750% per annum for the 2024 Notes;

•	7.375% per annum for the 2025 Notes;

•	5.400% per annum for the 2042 Notes; and

•	5.850% per annum for the 2044 Notes.

Interest on the notes is payable semiannually in arrears on:

•	June 1 and December 1 for the 2022 Notes and the 2042 Notes, with interest payments being made to the holders of record of the notes of such series on the immediately preceding May 15 and November 15;

•	January 15 and July 15 for the 2024 Notes and the 2044 Notes, with interest payments being made to the holders of record of the notes of such series on the immediately preceding January 1 and July 1; and

•	June 15 and December 15 for the 2025 Notes, with interest payments being made to the holders of record of the notes of such series on the immediately preceding June 1 and December 1.

Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Form, Denomination and Registration of Notes

The notes were issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are represented by global notes.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

No service charge will be imposed in connection with any transfer or exchange of any note, but Valaris may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Paying Agent and Registrar

The trustee acts as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Optional Redemption

The notes are redeemable, in whole or in part, at our option at any time prior to maturity. The redemption price for the notes of a series to be redeemed at any time on or after the applicable Par Call Date for such series is equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price for the notes of a series to be redeemed at any time prior to the applicable Par Call Date for such series will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date:

•	100% of the principal amount of such notes; or

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus 30 basis points for the 2024 Notes and 2044 Notes, 40 basis points for the 2042 Notes and 50 basis points for the 2022 Notes and the 2025 Notes.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes of a series, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if Valaris obtains fewer Reference Treasury Dealer Quotations than the number specified in the indenture with respect to such notes, the average of all of those quotations.

“Par Call Date” means March 1, 2022 with respect to the 2022 Notes, October 15, 2023 with respect to the 2024 Notes, March 15, 2025 with respect to the 2025 Notes, June 1, 2042 with respect to the 2042 Notes and July 15, 2043 with respect to the 2044 Notes.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the notes of the series to be redeemed.

“Reference Treasury Dealer” means:

(1)

(i)	with respect to the 2022 Notes, RBC Capital Markets LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and their respective successors;

(ii)	with respect to the 2024 Notes and the 2044 Notes, Barclays Capital Inc., Citigroup Global Market Inc., Goldman, Sachs & Co. and one primary U.S. government securities dealer (a “Primary Treasury Dealer”) in New York City designated by Wells Fargo Securities, LLC, and their respective successors;

(iii)	with respect to the 2025 Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and Citigroup Global Markets Inc.; and

(iv)	with respect to the 2042 Notes, Barclays Capital Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and one Primary Treasury Dealer in New York City designated by Wells Fargo Securities, LLC, and their respective successors, provided that, if any of the aforementioned ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer;

(2)	with respect to the 2025 Notes, a Primary Treasury Dealer selected by MUFG Securities Americas Inc.; and

(3)	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Change of Control Repurchase Event

With respect to the 2025 Notes only, upon the occurrence of a Change of Control Repurchase Event with respect to such notes, unless Valaris has previously or concurrently exercised its right to redeem all of the 2025 Notes as described under “—Optional Redemption,” each holder of 2025 Notes will have the right, except as provided below, to require that we repurchase all or any part (in denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s 2025 Notes for a cash price equal to 101.0% of the aggregate principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

Not later than 30 days following any Change of Control Repurchase Event, Valaris will deliver, or cause to be delivered, to the holders of record of the 2025 Notes, with a copy to the trustee, a notice:

(1)	describing the transaction or transactions that constitute the Change of Control Repurchase Event;

(2)	offering to repurchase, pursuant to the procedures required by the indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a business day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all 2025 Notes that are properly tendered by such holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second business day preceding the Change of Control Payment Date; and

(3)	describing the procedures, as determined by Valaris, consistent with the indenture, that holders of record of the 2025 Notes must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, Valaris will, to the extent lawful, deposit with the paying agent an amount equal to the Change of Control Payment in respect of the 2025 Notes or portions of 2025 Notes properly tendered.

On the Change of Control Payment Date, Valaris will, to the extent lawful:

(1)	accept for payment all 2025 Notes or portions of such notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)	deliver or cause to be delivered to the trustee the 2025 Notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Valaris.

The paying agent will promptly deliver to each holder who has so tendered 2025 Notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new 2025 Note equal in principal amount to any unpurchased portion of the 2025 Notes so tendered, if any; provided that each such new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a 2025 Note is registered at the close of business on such record date.

A Change of Control Offer will be required to remain open for at least 20 business days or for such longer period as is required by law. Valaris will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that Valaris will have available funds sufficient to pay for all or any of the 2025 Notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, in the event of a Change of Control Repurchase Event, Valaris may not be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. If Valaris fails to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event, such failure will constitute an Event of Default. Moreover, the exercise by holders of their right to require Valaris to purchase 2025 Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on Valaris. Finally, Valaris’s ability to pay cash to the holders upon a Change of Control Repurchase Event may be limited by its then existing financial resources.

The provisions described above that require Valaris to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable regardless of whether any other provisions of the indenture are applicable to the transaction giving rise to the Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the 2025 Notes may in certain circumstances make more difficult or discourage a sale or takeover of Valaris and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature is a result of negotiations between the issuer and the underwriters for the original issuance of the 2025 Notes. Valaris does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that Valaris could decide to do so in the future. Subject to the limitations discussed below, Valaris could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise effect Valaris’s consolidated capital structure or credit ratings. Restrictions on the ability of Valaris and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Restrictive Covenants—Limitation on Liens” and “—Restrictive Covenants—Limitations on Sale and Leaseback Transactions.” Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that Valaris purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Valaris will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Valaris and purchases all 2025 Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) Valaris has given notice of the redemption of all of the 2025 Notes then outstanding as described under “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

If holders of not less than 95.0% in aggregate principal amount of the outstanding 2025 Notes validly tender and do not withdraw such 2025 Notes in a Change of Control Offer and Valaris, or any third party making a Change of Control Offer in lieu of Valaris as described above, purchases all of the 2025 Notes validly tendered and not withdrawn by such holders, Valaris will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to redeem all 2025 Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment, plus, to the extent not included in the Change of Control Payment price, accrued and unpaid interest, if any, to the date of redemption.

With respect to any disposition of properties or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the 2025 Notes and the indenture) and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of Valaris and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control Repurchase Event has occurred and whether the holders have the right to require us to purchase notes.

Valaris will comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of the 2025 Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Change of Control Repurchase Event” provisions of the indenture, Valaris will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control Repurchase Event” provisions of the indenture by virtue of such compliance.

The provisions under the indenture relating to Valaris’s obligation to make a Change of Control Offer may be waived, modified or terminated with the consent of the holders of a majority in principal amount of the 2025 Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes of a series are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $2,000 or less shall be redeemed in part.

Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Valaris’s discretion, be subject to one or more conditions precedent.

Restrictive Covenants

Limitation on Liens

(a)	Valaris will not, and will not permit any of its Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if Valaris so determines, any other Indebtedness or other obligation of Valaris or any Subsidiary) shall be secured equally and ratably with (or, at the option of Valaris, prior to) the Indebtedness so secured by a Lien on the same assets of Valaris or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

(b)	Notwithstanding the foregoing, Valaris and its Subsidiaries may, without securing the notes, incur, issue or assume Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Valaris and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in connection with which Valaris has voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (b)(iii)(x) below under “—Limitation on Sale and Leaseback Transactions”) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

(c)	For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitation on Sale and Leaseback Transactions

(a)	So long as the notes are outstanding, Valaris will not, and Valaris will not permit any Subsidiary to, sell or transfer (other than to Valaris or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

(b)	Notwithstanding the foregoing, Valaris or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by the Board of Directors of Valaris and:

(i)	Valaris or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction secured by a Lien on the property subject to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitations on Liens” above without equally and ratably securing the notes pursuant to such covenant;

(ii)	after the Issue Date and within a period commencing nine months prior to the consummation of such Sale and Leaseback Transaction and ending nine months after the consummation thereof, Valaris or such Subsidiary shall have expended for property used or to be used in the ordinary course of its business and that of its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale and Leaseback Transaction and Valaris shall have elected to designate such amount as a credit against such Sale and Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (iii) below or as otherwise permitted); or

(iii)	Valaris, during the nine-month period after the effective date of such Sale and Leaseback Transaction, shall have applied to either (x) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (y) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale and Leaseback Transaction and the fair value, as determined by the board of directors of Valaris, of such property as of the time of entering into such Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Valaris as set forth in the preceding clause (ii)), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by Valaris plus any amount expended to acquire any Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale and Leaseback Transaction entered into by Valaris or any of its Subsidiaries during such period.

Consolidation, Mergers and Sale of Assets

We will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not we are the surviving Person); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Subsidiaries’ properties or assets taken as a whole; or (3) assign any of our obligations under the notes and the indenture, in one or more related transactions, to another Person; unless:

(i)	either: (A) we are the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

(ii)	the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indenture;

(iii)	immediately after such transaction no default or Event of Default exists; and

(iv)	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of our obligations under the notes and the indenture, comply with the indenture.

We will not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries.

Events of Default

“Event of default,” when used in the indenture with respect to the notes of a series, means any of the following:

(1)	default in the payment of any interest upon any notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any of the notes of that series at its maturity;

(3)	default in the performance, or breach, of any covenant set forth in Article Ten of the indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an Event of Default or which has expressly been included in the indenture solely for the benefit of one or more series of notes other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding notes of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4)	default in the performance, or breach, of any covenant in the indenture (other than a covenant set forth in Article Ten of the indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an Event of Default or which has expressly been included in the indenture solely for the benefit of one or more series of notes other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding notes of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5)	we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6)	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of the notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (y) results in the acceleration of such Indebtedness prior to its express maturity, and (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more; or

(8)	with respect to the 2025 Notes, Valaris’s failure to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes. The trustee may withhold notice to the holders of the notes of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an Event of Default for any series of notes occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the notes of the series may declare the entire principal of all of the notes of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of notes.

Amendment and Waiver

Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding notes of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of notes with the consent of the holders of a majority in principal amount of the then-outstanding notes of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of the outstanding notes affected, an amendment, supplement or waiver may not, among other things:

(1)	change the stated maturity of the principal of, or any installment of principal of or interest on, any note, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture, change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2)	reduce the percentage in principal amount of the then-outstanding notes of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture;

(3)	modify any of the provisions set forth in (i) the provisions of the indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the notes or (ii) the provisions of the indenture related to the waiver of past defaults under the indenture;

(4)	waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes shall not be deemed a redemption of the notes;

(5)	release any guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture (as amended or supplemented); or

(6)	make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each then-outstanding note affected thereby.

Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend the indenture or the notes to:

(1)	cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2)	evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the notes;

(3)	provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(4)	add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any notes of any series;

(5)	secure the notes of any series;

(6)	add to the covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of notes (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of notes, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the notes of such series to waive such an event of default;

(7)	make any change to any provision of the indenture that does not adversely affect the rights or interests of any holder of the notes;

(8)	provide for the issuance of additional notes in accordance with the provisions set forth in the indenture on the date of the indenture;

(9)	add any additional defaults or events of default in respect of all or any series of notes;

(10)	add to, change or eliminate any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11)	change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no note outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12)	establish the form or terms of the notes of any series as permitted thereunder, including to reopen any series of any notes as permitted thereunder;

(13)	evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of the indenture;

(14)	conform the text of the indenture (and/or any supplemental indenture) or any notes to any provision of a description of such notes appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of the indenture (and/or any supplemental indenture) or any notes; or

(15)	modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to the indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under the indenture becomes effective, we are required to mail to the holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

For the avoidance of doubt, with respect to the 2025 Notes, any purchase or repurchase of such notes pursuant to the provisions of the indenture described above under the caption “—Change of Control Repurchase Event” shall not be deemed a redemption of such notes as it relates to the provisions set forth above.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the notes and all obligations of any guarantors of such notes discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	our obligations with respect to the notes concerning temporary notes, registration of the notes, mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	rights, powers, trusts, duties and immunities of the trustee, and our and any guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of the indenture (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the indenture, any defeasible event of default will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6)	such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7)	we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8)	we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9)	we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes and certain rights of the trustee, as expressly provided for in the indenture) as to all outstanding notes and any guarantees thereof when:

(1)	either (a) all of the notes theretofore authenticated and delivered under the indenture (except lost, stolen or destroyed notes that have been replaced or paid and notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	we have paid all other sums then due and payable under the indenture by us; and

(3)	we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Shareholders

No director, manager, officer, employee, incorporator, partner, member or shareholder of us or any guarantor, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes, upon our issuance of the notes and execution of the indenture, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Additional Covenants

Under the indenture, we:

•	will pay the principal of, and interest and any premium on, the notes when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indenture;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following, other than in connection with the Internal Reorganization: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Company or one of its Subsidiaries, or a Person controlled by the Company or one of its Subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Company (excluding a Redomestication of the Company); and (c) the adoption by the board of directors of the Company of a plan of liquidation or dissolution for the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event with respect to the notes.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•	all current liabilities (excluding liabilities that are extendible or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

Valaris will calculate our Consolidated Net Tangible Assets based on its most recent quarterly balance sheet and in accordance with GAAP.

“Entity” means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the Issue Date, Valaris may elect to apply International Financial Reporting Standards, or IFRS, accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Valaris’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Valaris shall give notice of any such election made in accordance with this definition to the trustee under the indenture.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capital Lease Obligations;

•	all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

“Internal Reorganization” has the meaning set forth in the Consent Solicitation Statement dated June 3, 2019, of Valaris relating to the notes.

“Issue Date” with respect to notes of a series means the first date on which any notes of such series are issued, authenticated and delivered under the indenture, which is May 21, 2012 for the 2022 Notes, December 11, 2012 for the 2042 Notes, January 15, 2014 for each of the 2024 Notes and the 2044 Notes and December 19, 2016 for the 2025 Notes.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Valaris and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. Valaris or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Pari Passu Indebtedness” means any of Valaris’s Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

“Permitted Liens” means:

(i)	Liens existing on the Issue Date;

(ii)	Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Valaris or at the time such Person is merged into or consolidated with Valaris or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Valaris or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition;

(iii)	Liens in favor of Valaris or any of its Subsidiaries or Liens securing debt of a Subsidiary owing to Valaris or to another Subsidiary;

(iv)	Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute;

(v)	Liens securing industrial revenue, pollution control or similar revenue bonds;

(vi)	Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets;

(vii)	statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

(viii)	Liens in connection with in rem and other legal proceedings, which are being contested in good faith;

(ix)	Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x)	Liens on the stock, partnership or other equity interest of Valaris or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

(xi)	Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by Valaris or any of its Subsidiaries in the ordinary course of business;

(xii)	Liens on current assets of Valaris or any of its Subsidiaries securing Valaris’s Indebtedness or Indebtedness of any such Subsidiary, respectively;

(xiii)	deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(xiv)	any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under the covenant described under “—Restrictive Covenants—Limitations on Liens” above.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Rating Agencies” means, with respect to the notes, (1) each of Moody’s Investors Service, Inc. and S&P Global Ratings, and the successors of either and (2) if either of the aforementioned ceases to rate such notes or fails to make a rating of such notes publicly available for reasons outside of Valaris’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Valaris as a replacement agency for each of the aforementioned, or both of them, as the case may be.

“Rating Event” means, with respect to the notes, the rating of such notes is lowered from the rating received by such notes upon issuance by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Redomestication” means:

(1)	any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of Valaris with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into Valaris, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of Valaris and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),

(2)	any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action with respect to Valaris pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(3)	the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of substantially all of the voting shares of the Valaris (the “New Parent”), if as a result thereof

(4)	in the case of any action specified in clause (1), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(5)	in the case of any action specified in clause (2), the entity that constituted Valaris immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(6)	in the case of any action specified in clause (3), the New Parent (in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any jurisdiction, whose voting shares of each class of capital stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was such capital stock or shares of the entity constituting Valaris immediately prior thereto and, if the Surviving Person is the New Parent, the Surviving Person continues to be owned, directly or indirectly, by substantially all of the Persons who were shareholders of Valaris immediately prior to such transaction. For the purposes of this definition, Valaris shall also mean any successor Person resulting from any transaction permitted by the covenant described under “—Restrictive Covenants—Mergers and Sale of Assets.”

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which Valaris or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Valaris or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between Valaris and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation, of the Principal Property.

“Subsidiary” means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more of our Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of that Person to the extent:

(i)	all of the Voting Stock of such Subsidiary, other than any director’s qualifying shares mandated by applicable law, is owned directly or indirectly by such Person; or

(ii)	such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

(a)	directly or indirectly owns the remaining capital stock of such Subsidiary; and

(b)	by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and was appointed as registrar and paying agent with regard to the notes. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

Notices

Notices to holders of notes are given by mail to the holder’s address as it appears in the notes register.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.